Putnam California Tax Exempt Income Fund, September 30, 2014
Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		  51,188
Class B		     226
Class C		   1,397
Class M		      98

72DD2

Class Y		   2,068

73A1

Class A		0.317559
Class B		0.266896
Class C		0.254454
Class M		0.294978

73A2

Class Y		0.334858

74U1

Class A		 155,404
Class B		   	744
Class C		   5,349
Class M		     326

74U2

Class Y		   6,868

74V1

Class A		  8.23
Class B		  8.22
Class C		  8.27
Class M		  8.20

74V2

Class Y		  8.25


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.